Exhibit 99

Pepco Holdings, Inc.

NEWS RELEASE	701 Ninth Street NW
Washington, DC 20068
Media Relations: 202-872-2680
www.pepcoholdings.com
NYSE: POM

FOR IMMEDIATE RELEASE	Media Contact: Tom Welle
December 26, 2003	(202) 872-2680
Investors Contact: Ernie Bourscheid
(202) 872-2797

Federal Judge Denies Mirant’s Request to Terminate Pepco Contracts

On December 23, 2003, The Honorable John McBryde, Judge of the United States District Court for the Northern District of Texas, Fort Worth Division, issued a Memorandum Opinion and Order denying bankrupt Mirant Corp.’s request to reject two power purchase agreements under which Mirant had committed to reimburse Pepco for the cost of electricity supplied to Pepco under power purchase agreements with third party generators. Pepco is a subsidiary of Pepco Holdings, Inc. (NYSE: POM).

Pepco and the Federal Energy Regulatory Commission (FERC) opposed Mirant’s attempt to use the bankruptcy laws to terminate the agreements on the grounds that Mirant could not terminate its obligations without prior FERC approval. Judge McBryde agreed and declined to issue injunctive relief requested by Mirant. He further ordered Mirant to show cause by January 5, 2004 why all injunctive relief previously granted by the bankruptcy court should not be dissolved.

Pepco believes the Court’s opinion is just, proper and in accordance with the law, and assumes that Mirant will continue to perform its obligations under these agreements, as it has since the commencement of its bankruptcy proceeding.

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About PHI: Pepco Holdings, Inc. is a diversified energy company with headquarters in Washington, D.C. Its principal operations consist of Pepco and Conectiv Power Delivery, which deliver 50,000 gigawatt-hours of power to more than 1.8 million customers in Washington, Delaware, Maryland, New Jersey and Virginia. PHI engages in regulated utility operations by delivering electricity and natural gas, and provides competitive energy and energy products and services to residential and commercial customers.

Forward-Looking Statements: Except for historical statements and discussions, the statements in this news release constitute “forward-looking statements” within the meaning of federal securities law. These statements contain management’s beliefs based on information currently available to management and on various assumptions concerning future events. Forward-looking statements are not a guarantee of future performance or events. They are subject to a number of uncertainties and other factors, many of which are outside the company’s control. Factors that could cause actual results to differ materially from those in the forward-looking statements herein include general economic, business and financing conditions; availability and cost of capital; changes in laws, regulations or regulatory policies; weather conditions; competition; governmental actions; and other presently unknown or unforeseen factors. These uncertainties and factors could cause actual results to differ materially from such statements. PHI disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This information is presented solely to provide additional information to further understand the results and prospects of PHI.

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